Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Donald C. Weinberger
Amy Factor	Andria Arena (Media)
Arbios Systems, Inc.	Wolfe Axelrod Weinberger Associates LLC
(973) 377-7665	(212) 370-4500; Fax (212) 370-4505
amy@arbios.com	don@wolfeaxelrod.com

ARBIOS ANNOUNCES APPOINTMENT OF INTERIM CEO

LOS ANGELES, CA - April 5, 2005 -- Arbios Systems, Inc. (OTC: ABOS) announced today that it has appointed Amy Factor as its Interim Chief Executive Officer and a member of its Board of Directors, effective immediately. Dr. Jacek Rozga, founder of Arbios, will remain the Company’s President and Chief Scientific Officer. The Company has begun a search for a permanent CEO.

Dr. Rozga stated, “I am extremely enthused about Amy’s appointment as she has been instrumental in shaping Arbios into the dynamic Company it is today. As Amy assumes responsibility for leading the Company during this exciting time, I will be able to focus my efforts on the development of Arbios’ existing and potential new technologies. I am confident that Amy’s business skills, experience in working with public companies and dedication to Arbios and its team will serve the Company well.”

Ms. Factor has been a consultant to the Company since November 2003 and has been instrumental in developing and implementing the Company’s strategic and operational plans. With her assistance, the Company achieved many milestones in 2004 including, the completion of preclinical work on SEPET™, an extracorporeal (outside the body) liver assist device, and the strategic acquisition of the Circe Biomedical assets (which included a Phase III extracorporeal bioartificial liver device). In addition, Ms. Factor played an important role in structuring and negotiating a $6.6 million financing transaction that the Company completed in January 2005 and in the Company’s meeting with the FDA to discuss the clinical and regulatory strategy for SEPET™.

Ms. Factor began her career with the public accounting firm KPMG and has been involved in the biotechnology industry since 1988 serving as the CFO of a publicly-traded biotechnology company. Since 1996 she has been a consultant to the industry through AFO Advisors, LLC and AFO Capital Advisors, LLC, where she is President of both, specializing in business development, strategic planning, as well as structuring financings to meet a company’s specific needs. Ms. Factor earned a Bachelor of Science degree in economics and accounting from Duke University and a Masters of Business Administration from Rutgers University.

Ms. Factor stated, “I have enjoyed working with Arbios and I remain excited about the business prospects for the Company. We have set an aggressive set of corporate objectives for 2005 and we will work diligently to achieve these objectives.”

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About Arbios

Arbios Systems, Inc. is a biomedical device company that, through its wholly-owned subsidiary, Arbios Technologies, Inc., is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of acute liver failure. Arbios’ products in development include SEPET™, a novel blood purification therapy and HepatAssist-2™ and LIVERAID™ bioartificial liver devices combining liver cell therapy and sorbent-based detoxification.

At present no effective direct treatment for liver failure is available, and patients must receive a liver transplant or endure prolonged hospitalization with a significant mortality rate. However, only a small percentage of liver failure patients receive a transplant due to shortage of donor livers. Further, many patients cannot be transplanted because of alcohol or drug abuse, infection, cancer, cardiovascular disease, etc. There is, therefore, an urgent need for artificial means of liver assistance to facilitate recovery from liver failure without a transplant.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the ability of Arbios to complete the development of its products, the uncertainty related to the results of the clinical tests to be conducted by the company, the need for subsequent substantial additional financing to complete clinical development of its products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the company. The company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. SEPET™ and HepatAssist-2™ are trademarks of Arbios Technologies, Inc., the subsidiary of Arbios Systems, Inc.

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